Exhibit 4

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***]
SUBSCRIPTION AGREEMENT
Between
CFIP CLYD (UK) LIMITED
AND
CELYAD ONCOLOGY SA
Dated as of August 24, 2023

TABLE OF CONTENTS
Page
1.	Definitions		1
	1.1	Defined Terms	1
	1.2	Additional Defined Terms	3
2.	Subscription and Issuance of Ordinary Shares		5
3.	Closing Date; Deliveries and Closing Conditions		6
	3.1	Closing Date	6
	3.2	Payment	6
	3.3	Deliveries and Closing Conditions	7
4.	Representations and Warranties of the Company		8
	4.1	Organization and Qualification	8
	4.2	Capitalization	9
	4.3	Subsidiaries	9
	4.4	Authorization	10
	4.5	No Defaults	10
	4.6	No Conflicts	11
	4.7	No Governmental Authority or Third Party Consents	11
	4.8	Validity of the Securities and Absence of Breach	11
	4.9	Registration and Voting Rights	11
	4.10	Litigation	12
	4.11	Licenses and Other Rights; Compliance with Laws	12
	4.12	Compliance with Healthcare Laws and Regulations	12
	4.13	Company SEC Documents; Financial Statements	13
	4.14	Absence of Certain Changes	14
	4.15	No Inside Information; Absence of Market Abuse	14
	4.16	Offering	15
	4.17	Brokers’ or Finders’ Fees	15
	4.18	No Integration	15
	4.19	Internal Controls; Disclosure Controls and Procedures	15
	4.20	Compliance with the Sarbanes-Oxley Act	15
	4.21	Investment Company	15
	4.22	Foreign Corrupt Practices Act	16
	4.23	Economic Sanctions	16
	4.24	Money Laundering	17
	4.25	Critical Technologies	17
	4.26	Title	17
	4.27	Intellectual Property Rights	17
	4.28	Cybersecurity	19
	4.29	Compliance with Data Privacy Laws	19
	4.30	Employee Agreements	20
	4.31	Environmental Laws	20
	4.32	Insurance	20

i

	4.33	Tax Status	20
	4.34	Absence of Labor Disputes	21
	4.35	Choice of Law	21
	4.36	Personal Jurisdiction	21
	4.37	Judgment and Enforceability	21
	4.38	No Immunity	22
5.	Representations and Warranties of the Investor		22
	5.1	Organization; Good Standing	22
	5.2	Authorization	22
	5.3	No Conflicts	22
	5.4	No Governmental Authority Consents	22
	5.5	Purchase Entirely for Own Account	23
	5.6	Disclosure of Information	23
	5.7	Investment Experience and Accredited Investor Status	23
	5.8	Restricted Securities	23
	5.9	Financial Assurances	23
	6.	Additional Covenants and Agreements	23
	6.1	Market Listing	23
	6.2	Interim Operations	24
	6.3	Assistance and Cooperation Generally	24
	6.4	Investor Co-optation	24
	6.5	EGM Convocation; Agenda Items	24
	6.6	Certificate	26
7.	Miscellaneous		26
	7.1	Governing Law	26
	7.2	Submission to Jurisdiction	26
	7.3	Waiver	26
	7.4	Notices	26
	7.5	Entire Agreement	27
	7.6	Amendments; Termination	27
	7.7	Headings	27
	7.8	Construction	27
	7.9	Translation	28
	7.10	Severability	28
	7.11	Assignment	28
	7.12	Successors and Assigns	28
	7.13	Counterparts	28
	7.14	Third Party Beneficiaries	28
	7.15	No Strict Construction	28
	7.16	Survival of Warranties	28
	7.17	Injunctive Relief	29
	7.18	Remedies	29
	7.19	Expenses	29

ii

Exhibit A – Form of Cross Receipt
Exhibit B – Notices
Annex I – Form of Amended Articles of Association
Annex II – Form of Corporate Governance Charter
Annex III –Form of Amended and Restated Shareholders’ Rights Agreement

iii

SUBSCRIPTION AGREEMENT
THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of August 24, 2023 (the “Effective Date”), is entered into between CFIP CLYD (UK) Limited (“UKF”), a U.K. private limited company (the “Investor”), and Celyad Oncology SA, a limited liability company incorporated and existing in the form of a naamloze vennootschap / société anonyme under Belgian law, having its registered office at Rue Edouard Belin 2, 1435 Mont-Saint-Guibert (Belgium) and registered with the Crossroads Bank for Enterprises under number 0891.118.115 (RLE Brabant Wallon) (the “Company”).
WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain ordinary shares of the Company without nominal value (the “Ordinary Shares”).
NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:
1.          Definitions.
1.1          Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below:
“Affiliate” shall have the meaning set forth in the Shareholders’ Rights Agreement.
“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits and Annexes attached hereto.
“Amended Articles” shall mean the Amended Articles of Association of the Company in the form attached hereto as Annex I.
“American Depositary Shares” shall mean American Depositary Shares of the Company, each representing one Ordinary Share.
“Belgian Code on Companies and Associations” shall mean the Belgian Code on Companies and Associations of 23 March 2019, as amended from time to time, and the rules and regulations promulgated thereunder.
“Belgian Takeover Decree” shall mean the Belgian Royal Decree of 27 April 2007 on takeover bids.
“Board of Directors” shall have the meaning set forth in the Shareholders’ Rights Agreement.
“Business Day” shall have the meaning set forth in the Shareholders’ Rights Agreement.

“Company Licensed Patents” means all Patents owned by other Persons and licensed to or otherwise used by the Company or its Subsidiaries.  The Company License Patents include all Patents licensed to the Company and/or its Subsidiaries from the Trustees of Dartmouth College.
“Company Owned Patents” means all Patents owned, or purported to be owned, by the Company or its Subsidiaries.
“Company Patents” means all Company Owned Patents and Company Licensed Patents.
“Corporate Governance Charter” shall mean the Corporate Governance Charter in the form attached hereto as Annex II.
“Cross Receipt” shall mean an executed document signed by each of the Company and the Investor, in substantially the form of Exhibit A attached hereto.
“Encumbrance” means any charge, claim, limitation, condition, covenant, license, estoppel event, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, confirmatory license, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means any U.S. or Belgian federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials.
“Filings” shall mean any documents filed or furnished by the Company or any Subsidiary of the Company with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended; annual reports to shareholders, annual and quarterly statutory statements of the Company or any Subsidiary of the Company; and any registration statements, prospectuses documents filed or furnished by the Company or any of its Subsidiaries with the Commission under the Securities Act.
“Governmental Authority” shall mean any court, agency, authority, department or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.
“Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law.
“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Market Abuse Regulation” shall mean Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, as amended from time to time, and the rules and regulations promulgated thereunder.
“Patents” means any and all patents, patent applications (including both provisional and non-provisional), industrial designs (including utility model rights, design rights and industrial property rights), industrial design applications and statutory invention registrations, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith in any jurisdiction throughout the world.
“Patent Agreements” means all agreements to which the Company or any of its Subsidiaries is a party and that relate to Company Patents, including, but not limited to, license agreements, releases of claims or damages, settlement agreements, judgments, covenants not to sue or assert, pledges, development agreements, as well as all licenses, authorizations, non-governmental licenses, agreements and other intellectual property rights of the Company and its Subsidiaries (other than those primarily related to software) and all agreements of the Company and its Subsidiaries that contain any earn-out or similar obligation to provide a third party with payments on the basis of licensing or sub-licensing income or other intellectual property monetization activities.
“Person” shall have the meaning set forth in the Shareholders’ Rights Agreement.
“Shareholders’ Rights Agreement” shall mean the Amended and Restated Shareholders’ Rights Agreement in the form attached hereto as Annex III.
“Subsidiary” shall have the meaning set forth in the Shareholders’ Rights Agreement.
“Third Party” shall mean any Person (other than a Governmental Authority) other than the Investor, the Company or any Affiliate of the Investor or the Company.
“Transaction” means the issuance of the Securities by the Company, and the subscription for the Securities by the Investor, in accordance with the terms hereof.
“Transaction Documents” means this Agreement and the Shareholders’ Rights Agreement.
1.2          Additional Defined Terms.  In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:
Defined Term	Section
Aggregate Subscription Price	Section 2
Anti-Corruption Laws	Section 4.22

Defined Term	Section
Closing	Section 3.1
Closing Date	Section 3.1
Company	Preamble
Company EGM	Section 6.5
Company EGM Proposals	Section 6.5
Company SEC Documents	Section 4.13(a)
Company Subsidiaries	Section 4.3
Convening Notice	Section 3.3(b)
Convening Notice Publication	Section 6.5
Effective Date	Preamble
English Bribery Laws	Section 4.22
Exchange Act	Section 4.13(a)
FCPA	Section 4.22
First Aggregate Subscription Price	Section 2
First Closing	Section 3.1
First Closing Date	Section 3.1
First Securities	Section 2
Governmental Entity	Section 4.5
Governmental Licenses	Section 4.11
Healthcare Authorities	Section 4.12
IFRS	Section 4.13(b)
Investor	Preamble
Investor Designee Proposal	Section 6.5
Investor Designee Proposal Designees	Section 6.5

Defined Term	Section
Investor Designee Proposal Notice	Section 6.5
IT Systems and Data	Section 4.28
Material Adverse Effect	Section 4.1(b)
Money Laundering Laws	Section 4.24
OECD Convention	Section 4.22
Ordinary Shares Other IP Agreements	Recitals Section 4.27(c)
Other Licenses	Section 4.11
Permitted Encumbrances	Section 4.27(d)
Policies	Section 4.29
Price Per Share	Section 2
Privacy Laws	Section 4.29
Rule 144	Section 5.8
Sanctions	Section 4.23
SEC	Section 4.7
Second Aggregate Subscription Price	Section 2
Second Closing	Section 3.1
Second Closing Date	Section 3.1
Second Closing Proposal	Section 6.5
Second Securities	Section 2
Securities	Section 2
Securities Act	Section 4.13(a)

2.          Subscription and Issuance of Ordinary Shares.  Subject to the terms and conditions of this Agreement, at the First Closing, the Company shall issue and sell to the Investor, free and clear of all liens, other than any liens arising as a result of any action by the Investor, and the

Investor shall subscribe for and purchase from the Company, 1,454,808 Ordinary Shares (the “First Securities”) for €0.52 per share (the “Price Per Share”), or €756,500.16 in the aggregate (the “First Aggregate Subscription Price”).  Subject to the terms and conditions of this Agreement, at the Second Closing, the Company shall issue and sell to the Investor, free and clear of all liens, other than any liens arising as a result of any action by the Investor, and the Investor shall subscribe for and purchase from the Company, 14,903,846 Ordinary Shares (the “Second Securities” and, together with the First Securities, the “Securities”) for the Price per Share, or €7,749,999.92 in the aggregate (the “Second Aggregate Subscription Price” and, together with the First Aggregate Subscription Price, the “Aggregate Subscription Price”).  The Company shall, on the First Closing Date, increase its share capital and non-distributable issue premium with an amount equal to the First Aggregate Subscription Price by means of a capital increase duly approved by the Board of Directors (in accordance with among others the rules set out in article 7:97 of the Belgian Code on Companies and Associations) within the framework of the authorized capital, with cancellation of the preferential subscription rights of the shareholders to the benefit of the Investor.  The Company shall, on the Second Closing Date, increase its share capital and non-distributable issue premium with an amount equal to the Second Aggregate Subscription Price by means of a capital increase approved by the Company’s extraordinary general meeting of shareholders, with cancellation of the preferential subscription rights of the shareholders to the benefit of the Investor in accordance with article 7:191 of the Belgian Code on Companies and Associations.  The Securities shall be issued in registered form (subject to Section 6.1) and shall be identical in all respects (including the right to share in the dividends and any profits (including profits carried forward and reserves) to the Ordinary Shares.
3.          Closing Date; Deliveries and Closing Conditions.
3.1          Closing Date.  The parties hereto intend that (a) the subscription and issuance and purchase and sale of the First Securities hereunder (the “First Closing”) shall close remotely via the exchange of documents and the subscription and issuance of the First Securities before a Belgian notary on [***], or at such other time and location as the parties hereto may agree, and (b) the subscription and issuance and purchase and sale of the Second Securities hereunder (the “Second Closing”) shall close remotely via the exchange of documents and the subscription and issuance of the Second Securities before a Belgian notary during the extraordinary general meeting of shareholders approving the increase of the capital of the Company, or at such time and location as the parties hereto may agree.  The date the First Closing occurs is hereinafter referred to as the “First Closing Date” and the date the Second Closing occurs is hereinafter referred to as the “Second Closing Date” (each, a “Closing Date”).
3.2          Payment.  Payment of the First Aggregate Subscription Price and the Second Aggregate Subscription Price, as applicable, shall be made to the Company via wire transfer of immediately available funds in euro and received on or prior to 5:00 p.m., Central European Time, on the Business Day before the applicable Closing Date to the blocked bank account [***] in respect of the First Securities and [***] in respect of the Second Securities, both opened in the Company’s name with ING Belgium SA/NV established in accordance with article 7:195 of the Belgian Code on Companies and Associations.  The funds deposited in that blocked bank account shall remain so deposited until the issuance and delivery of the First Securities or the Second Securities to the Investor on the First Closing Date or Second Closing Date, respectively.

The Company shall notify the Investor in writing of the wiring instructions for such account not less than [***] Business Days before the applicable Closing Date.
3.3          Deliveries and Closing Conditions.
(a)          Deliveries by the Company.  At the First Closing, the Company shall record the First Securities in its shareholders’ register in the name of the Investor and deliver (i) the items set forth in Section 3.3(b)(iii), (ii) a counterpart signature page to the Shareholders’ Rights Agreement, (iii) duly executed subscription agreements between the Company and concerned shareholders of the Company for a total of 2,475,962 Ordinary Shares at a price per share not less than the Price Per Share (the “Concurrent Subscriptions”) and (iv) a duly executed Cross Receipt.  At the Second Closing, the Company shall record the Second Securities in its shareholders’ register in the name of the Investor and deliver (x) the items set forth in Section 3.3(b)(iii) and (y) a duly executed Cross Receipt.
(b)          Conditions to the Investor’s Obligations.  The obligation of the Investor to purchase the First Securities at the First Closing and the Second Securities at the Second Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived by the Investor: (i) the representations and warranties of the Company contained in Section 4 shall be true and correct in all respects as of the applicable Closing, (ii) the Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the applicable Closing, (iii) the Investor shall have received (w) a legal opinion of the Company Belgian counsel in form and substance reasonably satisfactory to the Investor, (x) a legal opinion of the Company U.S. counsel in form and substance reasonably satisfactory to the Investor, (y) a certificate of a duly authorized director of the Company dated as of the applicable Closing Date certifying (A) that attached thereto are true and complete copies of the Articles of Association of the Company in effect on the applicable Closing Date, (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the Shareholders’ Rights Agreement and the consummation of the transactions contemplated hereby and thereby and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby as of the applicable Closing Date and (C) that attached thereto are all documents prepared for the Board of Directors of the Company (including, but not limited to, any special reports, such as board reports and auditor reports) in connection with the Transaction and the Concurrent Subscriptions, each pursuant to articles 7:198, 7:191 and 7:193 of the Belgian Code on Companies and Associations, and (z) a certificate of the Chief Executive Officer of the Company, dated as of the applicable Closing Date, to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the applicable Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the applicable Closing Date, (iv) in the case of the First Closing, the Company and the Investor shall have finalized (in a form that is satisfactory to Investor in its sole discretion) a form of notice to the Company’s shareholders to convene an extraordinary general meeting of shareholders containing all items to be proposed for approval by the extraordinary general meeting of shareholders, including the Company EGM Proposals (the “Convening Notice”), (v) the Corporate

Governance Charter shall have been approved by the Board of Directors and shall be in full force and effect, (vi) the Shareholders’ Rights Agreement shall be in full force and effect, (vii) the Concurrent Subscriptions shall have been consummated concurrently with the First Closing, (viii) the acquisition by Investor of the Securities to be acquired at such Closing shall not result in any obligation by the Investor or any of its affiliates within the meaning of the Belgian Takeover Decree to launch a public takeover bid on securities of the Company, (ix) the acquisition by Investor of the Securities to be acquired at such Closing shall fall outside the scope of the Regulation 2019/452 of the European Parliament and of the Council of 19 March 2019 (the EU FDI Regulation), (x) in the case of the Second Closing, the Second Closing Proposal shall have been approved by the Company’s shareholders at the extraordinary general meeting of shareholders required to be called by the Company pursuant to Section 6.5 and (xi) in the case of the First Closing, Michel Lussier shall have resigned from the Board effective as of the First Closing Date.
(c)          Deliveries by the Investor.  At the First Closing, the Investor shall deliver to the Company (i) a counterpart signature page to the Shareholders’ Rights Agreement, (ii) the First Aggregate Subscription Price in accordance with Section 3.2 and (iii) a duly executed Cross Receipt.  On the Second Closing Date, the Investor shall deliver to the Company (x) the Second Aggregate Subscription Price in accordance with Section 3.2 and (y) a duly executed Cross Receipt.
(d)          Conditions to the Company’s Obligations.  The obligation of the Company to sell to the Investor the First Securities at the First Closing and the Second Securities at the Second Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived by the Company: (i) the representations and warranties of the Investor contained in Section 5 shall be true and correct in all respects as of the applicable Closing, (ii) the Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Investor on or before the applicable Closing and (iii) in the case of the Second Closing, the Second Closing Proposal shall have been approved by the Company’s shareholders at the extraordinary general meeting of shareholders required to be called by the Company pursuant to Section 6.5.
4.          Representations and Warranties of the Company.  The Company hereby represents and warrants the following as of the date hereof and as of each Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):
4.1          Organization and Qualification.
(a)          The Company has been duly incorporated for an unlimited duration and is validly existing as a limited liability company société anonyme in good standing (or such equivalent concept to the extent it exists) under the laws of Belgium and no steps have been taken or contemplated by the Company or, to the knowledge of the Company, taken or threatened by a third party for its nullity, bankruptcy, liquidation, receivership or reorganization or any other similar proceeding, nor has any petition been filed or other proceedings commenced for an administration order, nor has any bankruptcy custodian been appointed in any jurisdiction in respect of any part of the business or assets of the Company or any of its Subsidiaries.  The Company has full corporate power and authority to own, lease and operate its properties and conduct its business as described in the Filings and to execute and deliver this Agreement and the Shareholders’ Rights Agreement and to perform its obligations hereunder and thereunder, including to issue and deliver the Securities as contemplated herein.
(b)          The Company has been duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, (i) have a material adverse effect on the business, properties, financial conditions, results of operations or prospects of the Company and its Subsidiaries taken as a whole, (ii) prevent or materially interfere with the consummation of the transactions contemplated hereby or by the Shareholders’ Rights Agreement or (iii) prevent the Securities from being accepted for listing on or result in the delisting of the Securities from Euronext (the occurrence of any such effect or any such prevention or interference or any such result described in the foregoing clauses (i), (ii) and (iii) being herein referred to as a “Material Adverse Effect”).
4.2          Capitalization.
(a)          As of the day immediately prior to the Effective Date, (i) [***] Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) are issued and outstanding and (ii) securities exercisable for or convertible into an additional [***] Ordinary Shares are issued and outstanding.  All of the issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.
(b)          All of the authorized Ordinary Shares are entitled to one vote per share, except, as of the Effective Date, for [***] shares registered on the Company’s registry which are entitled to two (2) votes per share.
(c)          Except as described or referred to in Section 4.2(a) above or the Filings, and except for the Concurrent Subscriptions, as of the Effective Date, there are not: (i) any outstanding equity securities, options, warrants, debt securities, rights (including conversion or preemptive rights (other than those granted under applicable Laws)) or other agreements pursuant to which the Company is or may become obligated to issue or repurchase any shares of its share capital or any other securities of the Company or (ii) any restrictions on the transfer of share capital of the Company other than pursuant to applicable Laws.
4.3          Subsidiaries.  The Company has no Subsidiaries other than Biological Manufacturing Services SA, Celyad Inc. and CorQuest Medical Inc. (collectively, the “Company Subsidiaries”) and none of the Company Subsidiaries are a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X under the Exchange Act); the Company owns all of the issued and outstanding share capital or capital stock, as applicable, of each of the Company Subsidiaries; other than the share capital or capital stock, as applicable, of the Company Subsidiaries, the Company does not own, directly or indirectly, any shares of stock or any other equity interests or long-term debt securities of any corporation, firm, partnership, joint venture, association or other entity; each Company Subsidiary has been duly incorporated or formed, as applicable, and is validly existing as a corporation or limited liability company, as applicable, in good standing (or such equivalent concept to the extent it exists) under the laws of the jurisdiction of its incorporation, with full corporate or organizational power and authority to own, lease and operate its properties and to conduct its business as described in the Filings, except where the failure to be in good standing would not have a Material Adverse Effect; each Company Subsidiary is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the outstanding share capital or shares of capital stock of each of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in compliance with all applicable securities laws, were not issued in violation of any preemptive right, resale right, right of first refusal or similar right and, except as would not have a Material Adverse Effect, are owned by the Company subject to no security interest, other encumbrance or adverse claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into share capital or shares of capital stock or ownership interests in the Company Subsidiaries are outstanding.
4.4          Authorization.
(a)          All requisite action on the part of the Company, its directors and shareholders required by applicable Law for the authorization, execution and delivery by the Company of this Agreement and the Shareholders’ Rights Agreement and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the Securities, has been taken or will be taken prior to the applicable Closing.  No further corporate action, and no additional approval or ratification of the Board of Directors or general meeting of shareholders (other than (i) the approval by the Board of Directors before the Belgian notary to make use of the authorized capital in respect of the First Closing, (ii) the approval by the extraordinary general meeting of shareholders before a Belgian notary to increase the capital and cancel the preferential subscription rights in respect of the Second Closing and (iii) the preparation of the relevant special reports in connection herewith as required by applicable Law) is required by the Company.
(b)          This Agreement has been duly executed and delivered by the Company and, upon the due execution and delivery by the Investor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).
4.5          No Defaults.  Neither the Company nor any of its Subsidiaries is (A) in violation of its organizational documents, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any of its Subsidiaries is subject, or (C) in material violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”).
4.6          No Conflicts.  The execution, delivery and performance of this Agreement, and compliance with the provisions hereof by the Company do not and shall not: (a) violate any stock exchange rule or provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company, any of its Subsidiaries or any assets of the Company or any of its Subsidiaries are bound (except the accelerated vesting and exercise right as per section 8.8 of the warrant plans of the Company), (c) result in any encumbrance upon any of the Securities, other than restrictions on resale pursuant to applicable securities Laws or restrictions contained in this Agreement, or (d) violate or conflict with any of the provisions of the organizational documents of the Company or any of its Subsidiaries, except, in the case of subsections (a) and (b), as would be reasonably likely to have a Material Adverse Effect.
4.7          No Governmental Authority or Third Party Consents.  No consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or Third Party is required to be obtained or made by the Company or any of its Subsidiaries in connection with the authorization, execution and delivery by the Company of this Agreement, or with the authorization and issuance by the Company of the Securities, except such filings as may be required to be made with the Belgian Financial Services and Markets Authority (the “FSMA”), the United States Securities and Exchange Commission (the “SEC”) and any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws.
4.8          Validity of the Securities and Absence of Breach.  When issued and paid for at the applicable Closing in accordance with the terms hereof, the Securities shall be validly and duly issued and fully paid Ordinary Shares of the only class of shares of the Company in accordance with the applicable provisions of the organizational documents of the Company and Belgian law, free and clear of all liens, pledges, encumbrances, mortgages, security interests, or easement or transfer restrictions of any nature whatsoever, including preemptive rights, rights of first refusal or other similar rights, except restrictions imposed by this Agreement and under applicable securities Laws.
4.9          Registration and Voting Rights.  Except as provided in the Shareholders’ Rights Agreement, no person has the right, contractual or otherwise, to cause the Company to register under the Securities Act any American Depositary Shares or Ordinary Shares or shares of any other capital stock of or other equity interests in the Company.  To the Company’s knowledge, no shareholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

4.10          Litigation.  Except as set forth in the Filings filed prior to the Effective Date, there is no action, suit, proceeding or investigation pending (of which the Company or any of its Subsidiaries have received notice or otherwise have knowledge) or, to the Company’s knowledge, threatened, against or affecting the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries intend to initiate which has had or would be reasonably likely to have a Material Adverse Effect.  The aggregate of all pending legal or governmental proceedings to which the Company and its Subsidiaries are a party or of which any of their respective properties or assets is the subject which are not described in the Filings, including ordinary routine litigation incidental to the business, could not result in a Material Adverse Effect.
4.11          Licenses and Other Rights; Compliance with Laws.  The Company and its Subsidiaries possess such permits, certificates, registrations, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities and has obtained all necessary permits, certificates, licenses, authorizations, consents and approvals from other persons (collectively, “Other Licenses”) necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect.  The Company and its Subsidiaries are and at all times have been in compliance with the terms and conditions of all Governmental Licenses and Other Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect.  All of the Governmental Licenses and Other Licenses are valid and in full force and effect, except, in the case of Governmental Licenses, when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly in the aggregate, result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice relating to the suspension, revocation or modification of any Governmental Licenses or Other Licenses, nor, to the knowledge of the Company, has any such suspension, revocation or modification been threatened.
4.12          Compliance with Healthcare Laws and Regulations.  Except as described in the Filings, the preclinical and clinical studies conducted by or on behalf of or sponsored by the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated, were (and, if still pending, are being) conducted in all material respects in accordance with standard medical and scientific research standards and procedures for products or product candidates comparable to those being developed by the Company and all applicable statutes and all applicable rules and regulations of the U.S. Food and Drug Administration and comparable regulatory agencies outside of the United States to which they are subject, including the European Medicines Agency (collectively, the “Healthcare Authorities”) and Good Clinical Practice and Good Laboratory Practice requirements.  The descriptions of the protocols for, and data and other results of, such studies in the Filings or otherwise provided to the Investor are accurate and complete descriptions in all material respects and fairly present the data derived therefrom.  The Company has no knowledge of any studies not described in Filings, the results of which are inconsistent with or call into question the results described or referred to in the Filings.  The Company and its Subsidiaries have operated at all times and are currently in compliance with all statutes, rules and regulations applicable to the ownership, testing, development, marketing, promotion, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any product manufactured or distributed by the Company or any of its Subsidiaries (including, without limitation, all statutes, rules and regulations of the Healthcare Authorities) except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries have received any written notices, correspondence or other communications from the Healthcare Authorities or any other governmental agency requiring or threatening the termination, material modification or suspension of any preclinical or clinical studies, tests or trials that are described in the Filings or the results of which are referred to in the Filings, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies, and, to the Company’s knowledge, there are no reasonable grounds for the same.  The Company has not failed to file with the Healthcare Authorities any required filing, declaration, listing, registration, report or submission with respect to the Company’s product candidates that are described or referred to in the Filings, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect; all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable laws when filed; and no material deficiencies regarding compliance with applicable law have been asserted by any Healthcare Authority with respect to any such filings, declarations, listings, registrations, reports or submissions.
4.13          Company SEC Documents; Financial Statements.
(a)          Since December 31, 2022, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”).  As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents.  No Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)          The financial statements of the Company included in its Form 20-F for the fiscal year ended December 31, 2022 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended.  Except for liabilities incurred in the ordinary course of business and consistent with past practice, subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, have or would be reasonably likely to have a Material Adverse Effect.
(c)          There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed in any Filing and is not so disclosed.

4.14          Absence of Certain Changes.  Except as disclosed in the Filings filed prior to the Effective Date, since December 31, 2022, there has not occurred (i) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused and would not reasonably be expected to cause, in the aggregate, a Material Adverse Effect, (ii) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect, (iii) any waiver or compromise by the Company of a valuable right or of a material obligation owed to it, (iv) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect, (v) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject, (vi) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder of the Company or any of its Subsidiaries (except for the compensation arrangement entered into with Georges Rawadi, who became CEO effective as of April 17, 2023), (vii) any resignation or termination of employment of any officer of the Company, (viii) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company with respect to any intellectual property of the Company or any of its Subsidiaries or any other material properties or assets of the Company or any of its Subsidiaries, (ix) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, (x) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such capital stock by the Company, (xi) any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect or (xii) any arrangement or commitment by the Company to do any of the things described in this Section 4.14.
4.15          No Inside Information; Absence of Market Abuse.  The Company is not aware of any “inside information” (within the meaning of the Market Abuse Regulation) relating, directly or indirectly, to itself or any of its financial instruments which has not been made public (regardless of any possibility to postpone the disclosure of such inside information), other than in respect of this Agreement and the Shareholders’ Rights Agreement and the Concurrent Subscriptions.  The Company has not taken, directly or indirectly, in relation to the offering of the Securities or otherwise, any action or engaged in any course of conduct in breach of, and has taken adequate measures and has adequate procedures in place in order to ensure compliance with, and none of the issue of the Securities, the sale of the Securities and the consummation of the transactions contemplated by this Agreement will constitute a violation by the Company of, any applicable European Union, Belgian, United States or any other relevant jurisdiction “insider dealing,” “insider trading” or similar legislation and, so far as the Company is aware, no person acting on its behalf has breached or is in breach of any relevant market abuse or insider trading law or regulation, including any reporting obligations to the SEC, the FSMA or any other authority.  The Company has not taken, nor will the Company take, directly or indirectly, any action which is designed, or would be reasonably expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or to result in a violation of applicable laws, including Regulation M under the Exchange Act, the Market Abuse Regulation and its implementing rules.

4.16          Offering.  Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7 and 5.8, the offer, sale and issuance of the Securities to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act.  None of the Company, its Subsidiaries or any Person acting on behalf of the Company or its Subsidiaries will take any action that would cause the loss of such exemption.
4.17          Brokers’ or Finders’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.
4.18          No Integration.  The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Securities sold pursuant to this Agreement in a manner that would require the registration of the Securities under the Securities Act.
4.19          Internal Controls; Disclosure Controls and Procedures.  The Company and each of its Subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13-a15 and 15d-15 under the Exchange Act) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as described in the Filings, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.  The Company and each of its Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.
4.20          Compliance with the Sarbanes-Oxley Act.  There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.
4.21          Investment Company.  The Company is not, and after giving effect to the transactions contemplated by this Agreement and the Shareholders’ Rights Agreement will not be,

an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.22          Foreign Corrupt Practices Act.  None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Anti-Corruption Laws (as defined below), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”)) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.  For purposes of this Agreement, “Anti-Corruption Laws” means (i) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (the “OECD Convention”); (ii) the FCPA; (iii) the English common law offence of bribery and the Bribery Act 2010 of the United Kingdom (the “English Bribery Laws”); and (iv) any other applicable law in any applicable jurisdiction (including any (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which: (x) prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or (y) is broadly equivalent to the FCPA the English Bribery Laws or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption.
4.23          Economic Sanctions.  None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or representative of the Company or any of its Subsidiaries is a Person currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions.  The Company will not directly or indirectly use the proceeds of the issuance of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.  For the past five years, the Company and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any sanctioned country.

4.24          Money Laundering.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
4.25          Critical Technologies.  The Company does not produce, design, test, manufacture, fabricate, or develop any “critical technology” as defined at 31 C.F.R. Part 800.215.
4.26          Title.  The Company and each of its Subsidiaries have good and marketable title to all property (real and personal, excluding for the purposes of this Section 4.26, intellectual property) described in the Filings as being owned by any of them, free and clear of all liens, claims, security interests or other encumbrances, except for such liens, claims, security interests or other encumbrances as would not have, individually or in the aggregate, a Material Adverse Effect.  All the property described in the Filings as being held under lease by the Company or its Subsidiaries is held thereby under valid, subsisting and enforceable leases, except where such failure to own or hold would not have, individually or in the aggregate, a Material Adverse Effect and except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws relating to creditor’s rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.
4.27          Intellectual Property Rights.
(a)          Schedule 4.27(a) contains a true, correct and complete list of all Company Patents.
(b)          The Company or its Subsidiaries solely and exclusively own and possess, free and clear of all liens and any defects in title, all right, title and interest in and to all Company Owned Patents.  The Company or its Subsidiaries have the right to use pursuant to a valid and enforceable written license set forth on Schedule 4.27(b), all Company Licensed Patents.
(c)          Schedule 4.27(c) sets forth a true, correct and complete list of all Patent Agreements not otherwise listed on Schedule 4.27(b) or Schedule 4.27(d).  Each Patent Agreement is legal, valid, binding and enforceable as to the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto, in accordance with their respective terms.  The Company has made available to the Investor a true, correct and complete copy of each Patent Agreement, together with all exhibits, amendments, waivers or other changes thereto.  Each Patent Agreement is currently in full force and effect in the form made available to the Investor.  Except as set forth in the Filings, the Company and its Subsidiaries, and to the knowledge of the Company, each other party to any Patent Agreement, has performed all obligations required to be performed by it and is not in default under or in breach of, or in receipt of any claim of default or breach under, any Patent Agreement.  Except as set forth in the Filings, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default or breach under a Patent Agreement by the Company or its Subsidiaries or, to the knowledge of the Company, any of the other parties to such Patent Agreement.  Neither the Company nor any of its Subsidiaries has received notice to the effect that any other party to any Patent Agreement intends to cancel, terminate, breach, or attempt to alter the terms of any such Patent Agreement or to exercise or not to exercise any option to renew thereunder.
(d)          The Company Patents are free and clear of all Encumbrances, except as expressly set forth on Schedule 4.27(d) (the “Permitted Encumbrances”).  The Company, its Subsidiaries and the Company Patents are not subject to any license, obligation to license, covenant not to sue, or similar restrictions on enforcement or enjoyment of the Company Patents, except as specifically set forth in Schedule 4.27(d).
(e)          All of the Company Patents are subsisting and in full force and effect, and, to the knowledge of the Company, valid and enforceable.  To the knowledge of the Company, there has been no conduct, misrepresentation, or omission, the result of which could invalidate, render unenforceable, or materially affect the ability to license any of the Company Patents.  No loss or expiration of any of the Company Patents is threatened, pending or otherwise reasonably foreseeable, except for patents expiring at the end of their statutory term (and not as a result of any act or omission by the Company or any of its Subsidiaries, including, without limitation, a failure to pay any required filing, examination, maintenance, renewal or other fees or a failure to make any filings including any renewals, statements of use, affidavits of continued use or affidavits of incontestability), and the Company and its Subsidiaries have not abandoned, whether expressly or constructively, any Company Patents (except as a result of intentional, commercially reasonable decisions to abandon applications during examination proceedings before an applicable Governmental Authority).  The Company and its Subsidiaries have used commercially reasonable efforts to maintain, protect and enforce the Company Patents.
(f)          There are no claims that were either previously made or are presently pending or, to the knowledge of the Company, threatened, contesting the validity, use, ownership, enforceability, or patentability of any Company Patents, including any interference, opposition, inter partes review, reissue or reexamination proceeding with respect to any Company Patents, and, to the knowledge of the Company, there is no reasonable basis for any such claim.  To the knowledge of the Company, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated, and the operation of the businesses of the Company and its Subsidiaries, as currently conducted or proposed to be conducted, does not and would not infringe, misappropriate or otherwise violate, any Patents or other intellectual property rights of any third party.  The Company and its Subsidiaries have not received any notices (i) challenging the validity, use, ownership, enforceability, or patentability of any Company Patents, except as specifically set forth on Schedule 4.27(f), or (ii) alleging that the Company, its Subsidiaries, or the operation of their businesses infringes, misappropriates or otherwise violates any Patents or other intellectual property rights of any third party (including any demands or offers to license any Patents from any third party).
(g)          With respect to each Company Patent, (i) to the knowledge of the Company, there is no prior art, not cited to or by a Governmental Authority, that could prevent (or could have prevented) a Patent from issuing or that might render such Company Patent invalid or unenforceable, (ii) to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to render such Company Patent invalid or unenforceable, (iii) such Company Patent names the proper inventor(s); (iv) each inventor of such Company Patent has assigned to the Company, its Subsidiaries or, in the case of Company Licensed Patents, the applicable licensor all of such inventor’s right, title and interest in and to the Company Patent, including each application therefore, letters patent issue therefrom, and the invention(s) claimed thereby, together with an agreement from each such inventor to sign such further documents and cooperate in such further manner as is reasonable in order for the owner and any subsequent assignee of such rights to enforce its rights and to apply for Patents in any country, and each such inventor was properly compensated for such assignment, if required by applicable Laws; and (v) except as expressly set forth on Schedule 4.27(b), there are no future royalties, honoraria, fees or other payments or consideration owed to any inventor or other third party by reason of the ownership, use, possession, enforcement, license, sale, or disposition of any such Company Patents.
(h)          No funding, sponsorship, facilities or other resources or assistance provided by any Governmental Authority or any other third party could adversely affect the Company’s exclusive ownership of or license rights in any Company Patent or create an Encumbrance (including march-in rights), other than the Permitted Encumbrances, on any Company Patent.
4.28          Cybersecurity.  There has been no security breach or incident, unauthorized access or disclosure, or other compromise of or relating to the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including, without limitation, the data and information of their respective customers, employees, suppliers and vendors and any third party data maintained, processed or stored by the Company and its Subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its Subsidiaries), equipment or technology (collectively, “IT Systems and Data”).  Neither the Company nor any of its Subsidiaries have been notified of, or have knowledge of any event or condition that would result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data.  The Company and its Subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards.  The Company and its Subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.
4.29          Compliance with Data Privacy Laws.  The Company and its subsidiaries are, and at all prior times were, in material compliance with all applicable state and federal data privacy and security laws and regulations, and the Company and its Subsidiaries have taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, have been and currently are in compliance with, the European Union General Data Protection Regulation (EU 2016/679) (collectively, the “Privacy Laws”).  To ensure compliance with the Privacy Laws, the Company and its Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of Personal Data (the “Policies”).  The Company and its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the knowledge of the Company, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect.  The Company further certifies that neither it nor any of its Subsidiaries (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice, (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law.
4.30          Employee Agreements.  Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information and the Company is not aware that any such person is in violation of any such agreement.
4.31          Environmental Laws.  The Company and its Subsidiaries and their respective properties, assets and operations are in compliance with, and the Company and each of its Subsidiaries hold all permits, authorizations and approvals required under, Environmental Laws, except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, have a Material Adverse Effect.  There are no past or present events, conditions, circumstances, activities, practices, actions or omissions that could reasonably be expected to give rise to any material costs or liabilities to the Company or its Subsidiaries under, or to interfere with or prevent compliance by the Company or any of its Subsidiaries with, Environmental Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or, to the Company’s knowledge, threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order known to the Company or (v) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials.
4.32          Insurance.  The Company and its Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as the Company reasonably deems adequate and such insurance insured against such losses and risks in accordance with customary industry practice, and all such insurance is in full force and effect.  The Company has no reason to believe that it or any of its Subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.
4.33          Tax Status.  All material tax returns of the Company and its Subsidiaries required by law to be filed have been filed (within any applicable time limit extensions permitted by the relevant taxing authority) and all material taxes and other assessments shown by such returns or otherwise assessed, which are due and payable (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided.
4.34          Absence of Labor Disputes.  Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice.  Except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other court in the United States, Belgium or elsewhere, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Company’s knowledge, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of its Subsidiaries, (ii) to the Company’s knowledge, no union organizing activities are currently taking place concerning the employees of the Company or any of its Subsidiaries and (iii) there has been no violation of any U.S. or Belgian federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974, as amended, or any similar legislation from elsewhere in the world or the rules and regulations promulgated thereunder, to the extent applicable to the employees of the Company or any of its Subsidiaries.
4.35          Choice of Law.  The choice of the law of the State of New York as the governing law of this Agreement and the Shareholders’ Rights Agreement is a valid choice of law under the laws of Belgium and will be honored by courts in Belgium.
4.36          Personal Jurisdiction.  The Company has the power to submit and, pursuant to Section 7.2 of this Agreement and Section 9.14 of the Shareholders’ Rights Agreement, has legally, validly, effectively and irrevocably submitted, to the personal jurisdiction of each New York State and United States Federal court sitting in the City of New York and has validly and irrevocably waived any objection to the laying of venue of any suit, action or proceeding brought in any such court.
4.37          Judgment and Enforceability.  Subject to compliance with the laws of Belgium on recognition and enforcement of judgments, any final judgment for a fixed sum of money rendered by a New York court having jurisdiction under its own domestic laws in respect of any suit, action or proceeding against the Company based upon this Agreement or the Shareholders’ Rights Agreement would be recognized and enforced by courts in Belgium, without re-examining the merits of the case.  Upon execution and delivery, this Agreement and the Shareholders’ Rights Agreement will be in proper legal form under the laws of Belgium for the enforcement hereof and thereof against the Company, except to the extent enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles and, with respect to any indemnification or contribution provision, limited by the federal and state securities laws.  To ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and the Shareholders’ Rights Agreement it is not necessary that this Agreement, the Shareholders’ Rights Agreement or any other document related hereto be filed, registered or recorded with or executed or notarized before, any governmental or regulatory authority or agency of Belgium.
4.38          No Immunity.  Neither the Company nor any of its Subsidiaries nor any of its or their properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of Belgium.
5.          Representations and Warranties of the Investor.  The Investor hereby represents and warrants the following as of the date hereof and as of each Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):
5.1          Organization; Good Standing.  The Investor is duly organized, validly existing and in good standing under the laws of the United Kingdom.  The Investor has or will have all requisite power and authority to enter into this Agreement, to subscribe for the Securities and to perform its obligations under and to carry out the other transactions contemplated by this Agreement.
5.2          Authorization.  All requisite action on the part of the Investor and its directors and stockholders, required by applicable Law for the authorization, execution and delivery by the Investor of this Agreement and the performance of all of its obligations hereunder, including the subscription for the Securities, has been taken.  This Agreement has been duly executed and delivered by the Investor and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms (except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (b) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).
5.3          No Conflicts.  The execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Investor do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Investor’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), except, in the case of subsections (a) or (b), as would not materially and adversely affect the ability of the Investor to consummate the Transaction and perform its obligations under this Agreement.
5.4          No Governmental Authority Consents.  No consent, approval, authorization or other order of any Governmental Authority is required to be obtained by the Investor in connection with the authorization, execution and delivery of any of this Agreement or with the subscription for the Securities.
5.5          Purchase Entirely for Own Account.  The Securities are being acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.  The Investor does not have and will not have as of each Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Securities.
5.6          Disclosure of Information.  The Investor has had the opportunity to review the Filings and has received all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Securities hereunder.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Securities sufficient to enable it to evaluate its investment.  Based on the information the Investor has deemed appropriate, it has independently made its own analysis and decision to enter into the Transaction Documents.
5.7          Investment Experience and Accredited Investor Status.  The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act) and an institutional investor defined under FINRA Rule 4512(c).  The Investor has such knowledge and experience in financial or business matters that it is capable of independently evaluating the merits and risks of the investment in the Securities to be subscribed for hereunder.
5.8          Restricted Securities.  The Investor understands that the Securities, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Securities may be resold without registration under the Securities Act only in certain limited circumstances.  The Investor represents that it is familiar with Rule 144 of the Securities Act, as presently in effect (“Rule 144”).
5.9          Financial Assurances.  The Investor has and will have access to cash in an amount sufficient to pay to the Company the Aggregate Subscription Price.
6.          Additional Covenants and Agreements.
6.1          Market Listing.  As soon as practicable following each Closing Date, the Company shall prepare a listing prospectus, to the extent required by law.  The Company shall use its best efforts to obtain the admission to trading of the applicable Securities on the Euronext Brussels and Euronext Paris markets within [***] of the respective Closing Date.  The Company shall pay all costs associated with the listing of the Securities in accordance with this Section 6.1.
6.2          Interim Operations.  From the Effective Date until the Second Closing Date, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in the ordinary course consistent with past practice and preserve substantially intact their business organizations and to preserve substantially intact the rights, goodwill and relationships of their employees, customers, regulators and others having business relationships with the Company and its Subsidiaries.  Without limiting the generality of the foregoing, except for actions explicitly required by this Agreement or approved by the Investor in writing, from the Effective Date until the Second Closing Date, the Company and its Subsidiaries shall not (a) amend their organizational documents, (b) issue any share capital or capital stock or grant any options or other rights to acquire any capital stock, other than the Concurrent Subscriptions, (c) split, combine, subdivide or reclassify any shares of capital stock, (d) declare, set aside or pay any dividend or other distribution on shares of capital stock, (e) redeem, purchase or otherwise acquire any shares of capital stock, (f) incur or issue any indebtedness, (g) enter into any Dartmouth IP Transaction (as defined in the Shareholders’ Rights Agreement), (h) sell, exchange, license or otherwise dispose of any assets or rights material to their business or (i) agree or otherwise commit to take any of the actions set forth in the foregoing subsections (a) through (h).
6.3          Assistance and Cooperation Generally.  Each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (a) obtaining all necessary shareholder approvals in connection with the issuance of the Second Securities; (b) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and taking all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority; and (c) taking all reasonable steps to obtain all necessary consents, approvals or waivers from Third Parties.
6.4          Investor Co-optation.  On the First Closing Date, the Board of Directors shall co-opt the Investor as a member of the Board of Directors in replacement of Michel Lussier until the Company EGM.  The parties agree that the Board of Directors shall consist of (a) seven (7) members with one (1) vacancy as of the resignation of Michel Lussier immediately prior to the First Closing and (b) eight (8) members with no vacancies as of immediately following the co-optation of the Investor pursuant to the foregoing sentence.
6.5          EGM Convocation; Agenda Items.  On or after the Effective Date, the Investor shall provide to the Company written notice (the “Investor Designee Proposal Notice”) containing the names of four (4) Persons (the “Investor Designee Proposal Designees”) to be appointed to the Board of Directors at the Company EGM.  The Company shall, as soon as practicable after receipt of the Investor Designee Proposal Notice, publish the Convening Notice in accordance with, among others, article 7:128 of the Belgian Code on Companies and Associations (the “Convening Notice Publication”), and shall, by means of the Convening Notice, convene an extraordinary general meeting of the shareholders of the Company to be held as soon as possible, and in any event within [***] following the Convening Notice Publication (the “Company EGM”; provided that, if the attendance quorum for any Company EGM Proposal (if any) is not achieved at such extraordinary general meeting of the shareholders, the Board of Directors shall convene a second extraordinary general meeting of the shareholders to be held as soon as practicable and in any event no later than [***] following the first extraordinary general meeting, the agenda of which shall include the relevant Company EGM Proposals, at which no attendance quorum will apply for the relevant Company EGM Proposals, and which shall constitute the “Company EGM” with respect to the relevant Company EGM Proposals), at which the shareholders of the Company will be asked to approve (i) all items necessary to give effect to the Second Closing (the “Second Closing Proposal”) if not already approved by an extraordinary general meeting organized earlier, (ii) the definitive appointment (or confirmation of the co-optation, in the case of the Investor, if applicable) to the Board of Directors of the Investor Designee Proposal Designees (the “Investor Designee Proposal”), each for an initial mandate of four (4) years, such that the Board of Directors shall consist of eleven (11) members, including six (6) Fortress Designees (as defined in the Shareholders’ Rights Agreement), and (iii) an amendment to the Company’s articles of association memorializing Section 6.1 of the Shareholders’ Rights Agreement in the Company’s articles of association (together with the Second Closing Proposal and the Investor Designee Proposal, the “Company EGM Proposals”). Following (but not prior to) the adoption of the Company EGM Proposals, the Board of Directors may also recommend to the shareholders to approve a resolution to fully restore or increase the authorized capital of the Company or such other matters as may be determined by the Board of Directors.  The Board of Directors shall use best efforts, including to support and defend the Company EGM Proposals and to recommend that the Company’s shareholders approve the Company EGM Proposals, to cause the Company EGM Proposals to be approved.  In the event that any Company EGM Proposal fails to receive shareholder approval at the Company EGM (or a subsequent general shareholders’ meeting of the Company), other than as a result of the failure by the Investor or any of its Affiliates to vote all their voting securities in favor of such Company EGM Proposal, then, to the extent permitted by applicable law, without limiting any other remedies that may be available, the following rules shall apply:
(a)          The Board of Directors shall take all actions necessary to include any such unapproved Company EGM Proposal on the agenda of an extraordinary general meeting to be held as soon as possible following the date of the Company EGM. If the attendance quorum for any such unapproved Company EGM Proposal (if any) is not achieved at such extraordinary general meeting of the shareholders, the Board of Directors shall convene a second extraordinary general meeting of the shareholders, to be held as soon as practicable and in any event no later than [***] following the first extraordinary general meeting, the agenda of which shall include the relevant Company EGM Proposal, at which no attendance quorum will apply for the relevant Company EGM Proposal.  The Board of Directors shall support and defend such unapproved Company EGM Proposal, recommend that the Company’s shareholders approve such unapproved Company EGM Proposal, and otherwise use best efforts to cause such unapproved Company EGM Proposal to be approved.
(b)          The Board of Directors shall continue to re-submit proposals pursuant to Section 6.5(a) to subsequent annual general meetings of the shareholders of the Company or extraordinary general meetings of the shareholders held at the same time, until such proposals are approved by the Company’s shareholders. If the attendance quorum for any such proposal (if any) is not achieved at such extraordinary general meeting of the shareholders, the Board of Directors shall convene a second extraordinary general meeting of the shareholders, to be held as soon as practicable and in any event no later than [***] following the first extraordinary general meeting, the agenda of which shall include the relevant proposals, at which no attendance quorum will apply for the relevant proposals.
6.6          Certificate.  Promptly after each Closing, the Company hereby agrees to deliver or cause to be delivered to the Investor a certificate representing the Securities subscribed for by the Investor hereunder and registered in the name of the Investor.
7.          Miscellaneous.
7.1          Governing Law.  The substantive laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, without regard to conflicts of law doctrines.
7.2          Submission to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND THE APPELLATE COURTS THEREOF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS FOR NOTICES SET FORTH HEREIN. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HERETO WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO DISPUTES HEREUNDER.
7.3          Waiver.  Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision.  No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.
7.4          Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by email.  Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, [***] Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, [***] Business Day after it is sent via a reputable nationwide overnight courier service, or upon confirmation of receipt if sent by email.  Either party may change its address by giving notice to the other party in the manner provided above.
7.5          Entire Agreement.  This Agreement and the Shareholders’ Rights Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein or therein.
7.6          Amendments; Termination.  This Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is in writing and signed by each of the Investor and the Company. This Agreement may be terminated at any time (a) by mutual consent of the Investor and the Company; (b) by the Investor if the Second Closing shall not have occurred within [***] following the Convening Notice Publication; provided that the right to terminate this Agreement under this Section 7.6(b) shall not be available if the Investor’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Second Closing to occur prior to such date; or (c) by either the Investor or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.
7.7          Headings.  The headings in this Agreement are for convenience of reference only and shall not control or effect the meaning or construction of any provisions hereof.
7.8          Construction.  Headings in this Agreement are for convenience of reference only and shall not control or effect the meaning or construction of any provisions hereof.  For the purposes of this Agreement (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice-versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) Section references are to Sections of this Agreement, unless otherwise specified, (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, (vi) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified and (vii) references to any statute, regulation or statutory provision shall be deemed to include reference to any statute, regulation or statutory instrument which amends, extends, consolidates or replaces the same (or shall have done so) and to any other regulation, statutory instrument or other subordinate legislation made thereunder or pursuant thereto, provided that no such reference shall include any amendment, extension or replacement of the same with retrospective effect.

7.9          Translation.  The original version of this Agreement has been made in English.  Should this Agreement be translated in whole or in part into another language (if at all), the original English version shall prevail between the parties hereto to the fullest extent possible and permitted by Belgian law.  Notwithstanding the foregoing, Belgian legal concepts which are expressed in English language terms, are to be interpreted in accordance with the Belgian legal terms to which they refer, and the use herein of French or Dutch words in this Agreement as translation for certain words or concepts shall be conclusive in the determination of the relevant legal concept under Belgian law of the words or concepts that are so translated herein.
7.10          Severability.  The provisions of this Agreement are independent of and separable from each other.  The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement, including any such provisions, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.  The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision, as applicable.
7.11          Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (a) the prior written consent of the Company in the case of any assignment by the Investor; provided that the prior written consent of the Company shall not be required in the case of any assignment by the Investor to an Affiliate of the Investor, or (b) the prior written consent of the Investor in the case of an assignment by the Company.
7.12          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
7.13          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
7.14          Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.
7.15          No Strict Construction.  This Agreement has been prepared jointly and will not be construed against either party.
7.16          Survival of Warranties.  The representations and warranties of the Company and the Investor contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of [***] and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor or the Company.

7.17          Injunctive Relief.  Each party hereto acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other parties irreparable injury for which an adequate remedy at law is not available.  Therefore, the parties agree that each party shall be entitled to an injunction, restraining order, specific performance or other equitable relief from any court of competent jurisdiction to enforce the provisions of this Agreement or to restrain any party from committing any violations of the provisions of this Agreement, without the need to post a bond or prove the inadequacy of monetary damages.
7.18          Remedies.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.
7.19          Expenses.  Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.
CFIP CLYD (UK) LIMITED

By:	/s/ Nick Fegan
	Name:	Nick Fegan
	Title:	Director

CELYAD ONCOLOGY SA

By:	/s/ Georges Rawadi
	Name:	Georges Rawadi
	Title:	Chief Executive Officer

Signature Page to Subscription Agreement

EXHIBIT A
FORM OF CROSS RECEIPT
CROSS RECEIPT
Celyad Oncology SA hereby acknowledges receipt from CFIP CLYD (UK) Limited (“UKF”) on _________________, 2023 of €_________________, representing the purchase price for _________________ new ordinary shares, without nominal value, of Celyad Oncology SA, pursuant to that certain Subscription Agreement, dated as of August 24, 2023, by and between UKF and Celyad Oncology SA.
UKF hereby acknowledges receipt from Celyad Oncology SA on _________________, 2023 of _________________ ordinary shares, without nominal value, of Celyad Oncology SA, delivered pursuant to that certain Subscription Agreement, dated as of August 24, 2023, by and between UKF and Celyad Oncology SA.

CELYAD ONCOLOGY SA

By:
	Name:	Georges Rawadi
	Title:	Chief Executive Officer

CFIP CLYD (UK) LIMITED

By:
Name:
Title:

Signature Page to Cross Receipt

EXHIBIT B
NOTICES
(a)          If to the Investor:
CFIP CLYD (UK) Limited
c/o Fortress Investment Group
1345 Avenue of the Americas
Attn:          General Counsel – Credit Funds
[***]
Email:          [***]
[***]
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Michael Schwartz, Esq.
Email:          michael.schwartz@skadden.com

(b)          If to the Company:
Celyad Oncology SA
Rue Edouard Belin 2
1435 Mont-Saint-Guibert
Belgium
Attention: Head of Legal
Email:          [***]
Attention: Chief Executive Officer
Email:          [***]
With copy to:
Allen & Overy (Belgium) LPP
Avenue de Tervueren 268A
B-1150 Bruxelles
Belgium
Attention: [***]
Email: [***]

B-1

ANNEX I
FORM OF AMENDED ARTICLES OF ASSOCIATION
[***]

ANNEX II
FORM OF CORPORATE GOVERNANCE CHARTER
[***]

ANNEX III
FORM OF AMENDED AND RESTATED SHAREHOLDERS’ RIGHTS AGREEMENT
[***]

SCHEDULE 4.27(a)
[***]

SCHEDULE 4.27(b)
[***]

SCHEDULE 4.27(c)
[***]

SCHEDULE 4.27(d)
[***]

SCHEDULE 4.27(f)
[***]